Exhibit 6.3

26 February 2020

Assignment of Rights

OF

WIRELESS ELECTRICAL GRID LAN

Patent Trademark Assignment

Dr. Ahmad Glover (“Assignor 1”) owner of:

●	WiGL Registered Trademark Number: 6,124,530

Glover 38th St Holdings, LLC (“Assignor 2”) owner of:

●	U.S. Patent Number: 9,985,465, dated May 29, 2019, titled SYSTEMS, DEVICES, AND/OR METHODS FOR MANAGING ELECTRICAL ENERGY, (the “Patent”) and

Herein, Assignor 1 and 2 are collectively (“Assignors”), And WIRELESS ELECTRICAL GRID LAN, WiGL INC (“Assignee”) desires to acquire rights in and to the aforementioned Patent (Patent Number: 9,985,465) and Trademark (Trademark Number: 6,124,530).

Therefore, for valuable consideration1 for the Spin off of WiGL Inc, the receipt of which is acknowledged2, Assignor assigns to Assignee 100% of his right, title and interest in the invention, Patent and Trademark to Assignee for the entire term of the Patent and Trademark and any reissues or extensions and for the entire terms of any patent or trademarks, reissues, or extensions that may issue from foreign applications, divisions, continuations in whole or part, or substitute applications filed claiming the benefit of the Patent. The right, title, and interest conveyed in this Assignment is to be held and enjoyed by Assignee and Assignee’s successors as fully and exclusively as it would have been held and enjoyed by Assignor had this assignment not been made.

Assignor further agrees to: (a) cooperate with Assignee in the protection of the patent and trademark rights and prosecution and protection of foreign counterparts; (b) execute, verify, acknowledge and deliver all such further papers, including patent or trademark applications and instruments of transfer; and (c) perform such other acts as Assignee lawfully may request to obtain or maintain the Patent or trademarks and any and all applications and registrations for the invention in any and all countries.

Dated: 26 February 2020

Signed: 2 December 20203

As Assignor:

By:	/s/ Dr. Ahmad Glover
From:	Himself and Glover 38th St Holdings. LLC &
To:	WiGL Inc CEO & Executive Board Chair

[1]	Dr. Glover as himself and owner of Glover 38th St Holdings, herein agrees to assign the Patent and Trademark for 83.6 million founder shares of WiGL Inc, per the 26 February 2020 agreement to create WiGL Inc. Herein approved by the Board and to be added to the WiGL Cap Table.

[2]	Shares issued as part of Crowd Funding raise on StartEngine for initial raise of not less than $1,000,000

[3]	Edited for corrections on 19 Mar 2021